Exhibit T3A.6

SHELF COMPANIES AUSTRALIA
ATTN: MARILYN SANFORD
47 Wickham Street
EAST PERTH WA 6004
Certificate of Registration
of a Company
This is to certify that
EMECO PARTS PTY LTD
Australian Company Number 096 594 526
is a registered company under the Corporations Law of Western Australia.
The company is limited by shares.
The company is a proprietary company.
The day of commencement of registration is the twenty-fourth day of April 2001.
Issued by the
Australian Securities and Investments Commission
on this twenty-fourth day of April, 2001.
David Knott
Chairman
CERTIFICATE